EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Weyerhaeuser Company:

We consent to the use of our reports dated February 27, 2007, with respect to the consolidated balance sheet of Weyerhaeuser Company and subsidiaries as of December 31, 2006 and December 25, 2005, and the related consolidated statements of earnings, cash flows and shareholders’ interest and comprehensive income for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference.

Our reports refer to the adoption by Weyerhaeuser Company and subsidiaries of the provisions of Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, in 2004, the adoption of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R), in 2006.

/s/ KPMG LLP

Seattle, Washington

February 27, 2007